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                                                                    Exhibit 10.2

                                   AGREEMENT
                                      FOR
                          PURCHASE AND SALE OF ASSETS



     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (this "AGREEMENT") is made and entered into this 22 day of August, 2005, by and between Atari, Inc., a Delaware corporation ("SELLER") and Humongous, Inc., a Delaware corporation ("PURCHASER").

     Seller owns certain assets which are used by it in connection with the development and publishing of original interactive children's entertainment software at its Humongous Entertainment studio (the "STUDIO").

     Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, subject to the assumption of certain of the associated liabilities and obligations, certain of the assets, properties and rights related to the development and publishing activities carried out at the Studio with respect to the Backyard Sports, SPYFox, Pajama Sam, Putt Putt, Freddi Fish, and Big Thinkers franchises (the "BUSINESS").

     In consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                   ARTICLE I

                                THE TRANSACTION

     1.1 Purchase and Sale of Purchased Assets. At the Closing (as defined below), Seller shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, accept and receive, all of Seller's right, title and interest, free and clear of Encumbrances, in and to the Purchased Assets (as defined below), as they exist at Closing and the Purchaser shall issue to Seller ninety (90) shares of common stock with a par value of $1 per share of the Purchaser (the "SHARES"). As used herein, "ENCUMBRANCES" shall mean any mortgages, pledges, liens, claims, security interests, conditional sales agreements, leases or other encumbrances or charges of any kind, nature or description, except as may otherwise be set forth in this Agreement.

     1.2 Purchased Assets. The "PURCHASED ASSETS" are all of Seller's right, title and interest in and to the following:

          (a) the Humongous IP. As used herein "HUMONGOUS IP" shall mean all intellectual property, proprietary and other rights in and to the Backyard Sports, SPYFox, Pajama Sam, Putt Putt, Freddi Fish, and Big Thinkers franchises, including, but not limited to, the series of interactive computer and video games (including all written expressions of Seller-published retail and other versions of such games, expansion packs, add-on products, and manuals and games currently in development, both internally and externally, all as set forth on Schedule 1.2(c) and any and all derivative works based on and related to such video games including, but not limited to with respect to such video games and such derivative works, all copyrights, moral rights, inventions, patents, patent applications, technology, know-how, trade secrets,




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design rights, domain names, trademarks, service marks, trade names and all goodwill associated therewith, and specifically including those trademark registrations and applications, those patent registrations and applications, those copyright registrations and applications, and those domain names listed on
Schedule 1.2(a) hereto. For games currently in internal development, Schedule 1.2(a) shall include a list of the milestones to be delivered to Purchaser by Seller subsequent to Closing in order to complete development of such games. For purposes of clarification and not of limitation, the Humongous IP shall include
(i) all of Seller's right, title and interest to all source code and object code versions of the Humongous IP, and (ii) examples of all product and sales literature, user manuals, advertising and promotional materials, packaging materials, and all other such printed or written materials related to the Backyard Sports, SPYFox, Pajama Sam, Putt Putt, Freddi Fish, and Big Thinkers franchises that were commercially distributed with such video game products and/or in connection with Seller's efforts to market, sell and otherwise distribute such products; and

     (b) the League Licenses (as defined in Section 1.6), the Preexisting Licenses, all development agreements entered into with external studios and relating to the Humongous IP (the "DEVELOPMENT AGREEMENTS") and all other contracts, leases (other than real property leases), licenses, and agreements relating to the ownership, operation or maintenance of the Business, as and to the extent set forth on Schedule 1.2(b) hereto and for the avoidance of doubt, excluding those contracts identified on such Schedule as Excluded Contracts (collectively, the "ASSIGNED CONTRACTS"), including the rights to all indemnification provisions, causes of action arising under the indemnification provisions, insurance claims and any and all similar rights accruing to and for the benefit of Seller under the Assigned Contracts;

     (c)  all inventories and finished goods of the video games set forth on
Schedule 1.2(c) hereto, at the levels indicated thereon, each of which has been, or will be, commercially released prior to the Closing (the "CATALOGUE GAMES");

     (d) the assets and equipment, including certain computer equipment, and to be purchased for the amount indicated on Schedule 1.2(d) hereto, to the extent owned by Seller and transferable without any encumbrances (the "PURCHASED EQUIPMENT");

     (e) all rights of Seller under licenses relating to third-party technologies and/or trademarks relating to such technologies licensed by or on behalf of Seller and incorporated in any of the Catalogue Games or the SKUs currently in production, including but not limited to those known as Windows, Microsoft, Pentium, Intel, RenderWare, and Rad Game Tools to the extent they are legally transferable by Seller without the consent of any other party, provided that (i) to the extent that such consent is required, Seller shall use "COMMERCIALLY REASONABLE EFFORTS" (which, for the avoidance of doubt, is hereby defined to not include the payment of any consideration) to attempt to obtain such consent and (ii) to the extent that such consent cannot be obtained, the rights in question shall, to the extent legally permissible, be deemed to be included in the Contingent License (as defined in Section 2.1).



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          (f)  all prepaid expenses, advances and deposits relating to the
     Business, including the orders from manufacturers indicated on Schedule 1.2(f), such order expenses to be reimbursed to Seller by Purchaser at Closing as provided in Section 3.1;

          (g) all causes of action, demands, judgments, claims (including insurance claims), indemnity rights or other rights in favor of the Business and relating to the Purchased Assets or the Business or arising under express or implied warranties from suppliers with respect to the Purchased Assets;

          (h) all Governmental Permits relating solely or primarily to the Business, to the extent such Governmental Permits are transferable. As used herein, "Governmental Permits" shall mean all franchises, approvals, authorizations, permits, licenses, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Entity applicable to the Business and the Purchased Assets;

          (i) all books and records relating to the Business, including, but not limited to, correspondence, employment records, production records, accounting records, property records, mailing lists, customer and vendor lists, and regulatory files, subject to applicable privacy laws, rules and regulations;

          (j)  telephone listings;

          (k) all non-game-related computer software, documentation and associated license, escrow, support and maintenance agreements, used wholly or primarily in connection with the conduct of the Business to the extent they are legally transferable by Seller without the consent of any other party; and

          (l) with respect to the Business and Purchased Assets, all customer, dealer, supplier and installation lists; serial number records; engineering, design, installation and other technical drawings and specifications, calculations and production processes and techniques; operating, maintenance and repair manuals and instruction books; cost and estimating information, cost records, vendor data and other business records (including sales histories); sales inquiries; consultant's reports; advertising and promotional literature, including reproducible masters and all other commercial, sales, marketing and technical data (including, but not limited to, data stored electronically or on other format, together with an assignment of any third party licenses necessary to use such data, to the extent any such license is assignable without the consent of the applicable licensor (provided that, to the extent that any such consent is required, upon reasonable request by Purchaser, Seller shall use Commercially Reasonable Efforts to obtain such consent(s))), all subject to applicable privacy laws, rules and regulations;

provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3 below.

     1.3 Excluded Assets. Notwithstanding the foregoing, Seller will retain and not transfer, and Purchaser will not acquire any assets of Seller related to the Business other than the

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Purchased Assets (collectively, the "EXCLUDED ASSETS"), including the following assets which shall not be sold or transferred to Purchaser:

          (a) all cash and cash equivalents, including cash on hand or in bank accounts;

          (b) all accounts receivable that arise out of operation of the Business through and including the Closing Date, whether or not then billed;

          (c) all fixed and other assets related to the technology support services located at the Studio;

          (d) all rights of Seller under this Agreement and the Distribution Agreement; and

          (e) all other assets of Seller that are not related to, or used primarily in connection with, the Business or that are not Purchased Assets, including the lease of the premises located at 3855 Monte Villa Parkway, Bothell, Washington.

       1.4 Assumed Liabilities and Obligations. At the Closing, Purchaser shall assume and agree to discharge promptly as they become due solely the following liabilities and obligations of Purchaser (excluding any and all other liability and in particular excluding the Excluded Liabilities (as defined below) (the "ASSUMED LIABILITIES"):

          (a) the obligations and liabilities due after the Closing under the Development Agreements (including without limitation, making any royalty payments to the relevant developer), such Development Agreements and the corresponding payments are listed on Schedule 1.4(a);

          (b) the obligations and liabilities (including royalty advances), if any, becoming due after the Closing under the League Licenses and all other agreements assigned or sublicensed to Purchaser pursuant to this Agreement, provided that the League Licenses and such other agreement(s), as the case may be, are effectively assigned or sublicensed to Purchaser; such League Licenses and the corresponding post-Closing payment obligations are set forth on Schedule 1.4(b);

          (c)  the costs, liabilities and obligations, as enumerated in
     Schedule 1.4(c), with respect to SKUs of internally developed games currently in production (i.e., PC SKUs of the Backyard Football and Skateboarding titles);

          (d)  the other liabilities and obligations, if any, as enumerated in
     Schedule 1.4(d); and

          (e) any payment obligation or other obligation or liability relating to the period after Closing and solely in connection with any of the Purchased Assets.

In accordance with Article XI, Purchaser shall forever defend, indemnify and hold harmless Seller from and against any and all liabilities, obligations, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Purchaser's failure to fully perform and discharge the

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responsibilities of Seller with respect to the Assumed Liabilities. Purchaser further agrees to pay and discharge all such liabilities and obligations as they become due

     1.5 Excluded Liabilities and Obligations. Except as otherwise provided in the provisions of Section 1.4, Purchaser does and shall not assume, pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the "EXCLUDED LIABILITIES"):

          (a) any payment obligation or other obligation or liability becoming due or otherwise relating to the period prior to Closing in connection with the maintenance or operation of the Business, the Humongous IP, the Assigned Contracts, or the Humongous studio, including liabilities for any accounts payable or other trade payables, existing on or prior to the Closing Date, including without limitation all license fees with regard to periods ending on or prior to the Closing in connection licensed software technologies (including the Rad Game Tools Licenses and the RenderWare Licenses); any compensation, severance, bonus, benefit, or other liability or obligation payable to any employee, consultant, or contractor of Seller or the Business; and any payment obligation (except as expressly provided otherwise in Section 1.4) with respect to a League License or Development Agreement;

          (b) any liabilities or obligations of Seller which (i) exist contrary to any representation, warranty, covenant or agreement of Seller contained herein or (ii) first accrued prior to Closing and arise out of any breach or default by Seller prior to Closing in compliance with any applicable laws or any Governmental Permit, Assigned Contract or real property lease;

          (c) liabilities or obligations of Seller which may arise by reason of or with respect to this Agreement or any of the transactions contemplated hereunder (including legal, accounting, brokerage or finder's fees);

          (d) liabilities or obligations for taxes that relate to the operations of the Business prior to the Closing Date;

          (e) any liabilities pursuant to or arising under or in connection with any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit, multiemployer plan or other Employee Benefit Plan entered into or maintained by Seller in connection with the Business;

          (f) liabilities or obligations for taxes that are incurred by Seller as a result of the transactions contemplated hereby, except as described in Section 13.3;

          (g) liabilities or obligations of any nature relating to the Excluded Assets, the Non-Assignable Contracts, the Non-Assignable Preexisting Licenses, or Excluded Contracts unless (i) Purchaser gets the benefit of any of the foregoing via a sub-license granted in writing by the Seller, or (ii) Purchaser exploits such rights absent an explicit sub-license from Seller;

          (h) liabilities or obligations of any nature relating to Catalogue Products distributed by Seller and/or in field inventory as of the Closing Date, whenever incurred, including but

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     not limited to returns, price protections and mark-downs, all such returns, price protections and mark-downs to be controlled solely by Seller; and

          (i) any liabilities or obligations of Seller to be paid by Seller pursuant to Section 7.10(a).

     In accordance with Article XI, Seller shall forever defend, indemnify and hold harmless Purchaser from and against any and all liabilities, obligations, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys' fees) related to or arising from Seller's failure to fully perform and discharge the Excluded Liabilities. Seller further agrees to pay and discharge all such liabilities and obligations as they become due.

     1.6 Assignment of Contracts. Subject to the provisions of Sections 7.5 and 9.3, anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign the right, title or interest of Seller in, to or under any contract or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder or if by its terms such contract cannot be assigned. In such event, such non-assignable contracts (the "NON-ASSIGNABLE CONTRACTS") shall be excluded from the definition of Assigned Contracts for only so long as the applicable restriction remains in place and such property or asset or the proceeds thereof shall be held and/or received by Seller, if possible, for the benefit of Purchaser and Seller shall, until such time as any Non-Assignable Contract is effectively assigned to Purchaser, act as agent for Purchaser in order to obtain for Purchaser the benefits that would flow from ownership of such asset, including without limitation collecting and paying over to Purchaser any amounts payable to Seller with respect to any Humongous IP pursuant to a Non-Assignable Contract. Seller shall use its Commercially Reasonable Efforts to obtain, and Purchaser agrees to cooperate with Seller in its efforts to obtain, the consent of such third party to the assignment or transfer. If such consent is not obtained, Seller and Purchaser shall cooperate in any reasonable arrangements designed to provide Purchaser the obligations and benefits thereunder such as, by example, entering into a subcontract relationship. Notwithstanding the foregoing, the obligations of Seller under this Section 1.6 shall not include any obligations to make any payment or incur any economic burden. Purchaser shall pay all third party costs associated with obtaining any such assignments. Without limitation to the generality of the foregoing, Seller shall use Commercially Reasonable Efforts prior to the Closing in attempting to obtain any required consents and/or assignments in order to effect the transfer to Purchaser, or the entry into by Purchaser, as the case may be, of the League Licenses. As used herein, "LEAGUE LICENSES" means the professional sports league, player association and highlight-player licenses designated in Schedule
1.6 hereto. Notwithstanding anything herein to the contrary, to the extent that any League License or other agreement cannot be assigned to Purchaser (or equivalent rights cannot be licensed to Purchaser), Purchaser shall have no liability or obligation with respect to such League License or other Non-Assignable Contract. In the event that the NBA League License cannot be assigned to Purchaser, Seller shall, upon request by Purchaser and to the extent permitted by such license, sublicense such license to IESA and/or Atari Interactive.

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     1.7  Bulk Transfer. Purchaser hereby waives compliance by Seller with all applicable bulk transfer, bulk sales and similar laws and requirements of all jurisdictions in connection with the transactions contemplated hereby.

     1.8 HSBC Lien. Notwithstanding anything to the contrary which may be contained in this Agreement, Purchaser acknowledges that HSBC has a lien on all of the assets being transferred by Seller to Purchaser pursuant to this Agreement (the "HSBC LIEN") and Purchaser further acknowledges and agrees that once transferred, all such assets shall remain subject to such lien and that Purchaser will take no actions which will effect the continued perfection and priority of the HSBC Lien on the assets. All references to any Encumbrances shall be deemed to exclude such lien.

                                   ARTICLE II

                                OTHER AGREEMENTS

     2.1 Contingent License. The parties intend that the assignment of rights in the Humongous IP set forth in Sections 1.1 and 1.2 above will be effective in transferring all of Seller's right, title and interest in the Humongous IP to Purchaser, including, but not limited to the scripts, storyboards, outlines, plot structures, speech recordings, images, characters, characterizations, drawings, designs, graphics, artworks, source code, object code and other characteristics embodied therein and any and all existing or in-development games, characters, objects, sound and music. However, to the extent, if any, that the assignment of rights in Sections 1.1 and 1.2 is not legally effective and, as a result, Seller retains any right, title or interest in any of the Humongous IP, Seller hereby grants Purchaser an irrevocable, paid-up, perpetual, royalty-free, exclusive, transferable, sublicensable, worldwide right and license to use, exploit, make, reproduce, distribute, broadcast, transmit, perform and display (publicly or otherwise), sell, offer for sale, market, advertise, and modify all or any portion of the Humongous IP for any purpose (the "CONTINGENT LICENSE"). Further, to the extent, if any, that the assignments and contingent licenses in this Agreement are not legally effective, Seller also hereby forever waives and agrees never to assert against Purchaser or any of its successors in interest any moral right or other right or interest it may retain in the Humongous IP.

     2.2 Pre-existing Licenses. Any and all existing agreements between Seller as a licensor, and third parties, as licensee(s), relating to the Humongous IP in existence as of the date of this Agreement, including without limitation such agreements listed on Schedule 2.2 (the "PREEXISTING LICENSES") shall (except in the case of Preexisting Licenses that materially pertain to Seller properties other than, and in addition to, the Humongous IP) be assigned to Purchaser to the extent they are legally transferable by Seller without the consent of any other party. To the extent (if any) that any such Preexisting Licenses cannot be assigned by Purchaser without the consent of the applicable licensee, Seller shall use Commercially Reasonable Efforts to obtain such consent. Upon the signing hereof, Seller shall be deemed fully and irrevocably licensed, on a personal, non-transferable, non-assignable, non-sublicensable (except for the licenses existing as of the Closing Date or as otherwise specified herein) exclusive world-wide royalty free basis until the end of the respective terms of the Preexisting Licenses, to grant the rights granted under any (if any) Preexisting Licenses that are Non-Assignable Contracts or that materially pertain to Seller properties other than, and in addition to, the Humongous IP (the "NON-ASSIGNABLE

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PREEXISTING LICENSES"). Purchaser acknowledges that any and all Non-Assignable
Preexisting Licenses shall remain in full force and effect during the duration of their respective license terms. Seller agrees that it shall not amend or modify the terms of, or extend the license term of, any Non-Assignable Preexisting License. To the extent that a Non-Assignable Preexisting License contains an automatic renewal provision, Seller shall terminate such Non-Assignable Preexisting Agreement, if permissible, at the first opportunity after the Closing Date. All Non-Assignable Preexisting Licenses are designated as such on Schedule 2.2. Purchaser agrees not to enter into any agreement with respect to the Catalogue Games or any other game(s) incorporating or embodying any of the Humongous IP after the signing hereof (except as permitted pursuant to the Distribution Agreement), and, to the extent Purchaser is made aware by Seller, Purchaser agrees to refrain from entering into any agreement or performing any act which, if were done by Seller would violate any provision of any Preexisting License. During the remaining term(s) of any Non-Assignable Preexisting License, Seller shall remit the portion of all revenues received thereunder attributable to any Humongous IP (to be allocated by Seller in good faith, with such allocation subject to Purchaser approval, not to be unreasonably withheld) to Purchaser within forty-five (45) days after the end of the calendar quarter in which Seller receives such revenues. Purchaser acknowledges that Seller is in negotiations with Hasbro relating to Seller licensing certain Humongous IP to Hasbro for use in "plug and play" games (the "HASBRO AGREEMENTS"). Purchaser hereby covenants and agrees to discontinue such negotiations and not to sign any of the Hasbro Agreements.

     2.3 Inventory. From the signing hereof until the Closing, Seller agrees to refrain from selling any of the Existing Inventory (a complete list of which is set forth as Schedule 2.3), and from Dumping (as defined below) any of the in-channel inventory of the Catalogue Games in the market. "DUMPING" means the distribution of Catalogue Games at volume levels significantly above Seller's prior practices with respect to the Catalogue Games during the past 12 months, and at price levels significantly below Seller's prior sales practices with respect to products similar to the Catalogue Games; provided, however, that nothing contained herein is deemed to restrict Seller's ability to set product prices at Seller's discretion. Seller shall be responsible for and pay any and all payments, liabilities and obligations due with respect to Seller's (or its distributors') sales of the Catalogue Games prior to Closing and Seller hereby indemnifies Purchaser in connection with any such obligations or liabilities pursuant to Article XI.

     2.4 Rights and Liabilities Maintained by Seller with Respect to Non-Assignable Preexisting Licenses. Subject to the provisions of Section 2.2 with respect to the allocation of Non-Assignable Preexisting License revenues, Seller shall maintain the right to retain copies of all documentation, source code, object code and other materials related to the Humongous IP to the extent necessary to exercise Seller's rights to fulfill its obligations pursuant to the Non-Assignable Preexisting Licenses.

     2.5 Distribution Agreement. As a condition of closing, Purchaser and Seller shall enter into a distribution agreement, substantially in the form as attached hereto at Schedule 2.5, pursuant to which Seller shall be granted the exclusive right to distribute all of Purchaser's products containing the Humongous IP in the United States, Canada and Mexico (the "DISTRIBUTION AGREEMENT"). Seller acknowledges that, with respect to the Humongous IP, this Agreement, together with the Distribution Agreement, entirely supersede the distribution

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agreement between and among Atari Europe, SA, Infogrames Entertainment, SA, and
Seller, dated as of October 2, 2000, as amended and as made additionally applicable to Atari Interactive (the "INTER-COMPANY DISTRIBUTION AGREEMENT"), that no Catalogue Product or Future Product shall be deemed a "Product" within the meaning of the Inter-Company Distribution Agreement, and that upon expiration or earlier termination of the Distribution Agreement purchaser shall have the unencumbered, world-wide right to enter into agreements with third parties for the distribution of the Catalogue Products and/or Future Products. For the avoidance of doubt, the "Backyard Football 2006" and "Backyard Skateboarding 2006" SKUs currently in production shall be distributed by Seller pursuant to the Distribution Agreement during the term thereof.

                                  ARTICLE III

                           CONSIDERATION FOR TRANSFER

3.1  Consideration.

     (a) On the terms and subject to the conditions set forth in this Agreement, the aggregate consideration for the Purchased Assets shall be the total of the following amounts, to be paid by Purchaser and to be invoiced by Seller at Closing (in aggregate, the "PURCHASE PRICE"):

          (i) Seven Million Four Hundred Thousand United States Dollars ($7,400,000.00); and

          (ii) platform-royalty advances and/or manufacturing costs due to manufacturers, to the extent paid to the applicable manufacturer, in conjunction with the manufacture of BY Football (GBA, PS2 and PC), Baseball (GBA) and Skateboarding (GBA and PC) SKUS, solely as and to the extent set forth in
Schedule 1.2(f), totaling One Million Seven Hundred Thirty-One Thousand Eight Hundred Thirty-Eight United States Dollars ($1,731,838.00);

          (iii) the milestone payments for internally developed games, as enumerated on Schedule 1.4(c) totaling Two Hundred Fifteen Thousand Six Hundred Fifty-Four United States Dollars ($215,654.00);

          (iv) the QA costs enumerated on Schedule 3.1(a)(iv), totaling Twenty-Five Thousand One Hundred Six United States Dollars ($25,106.00);

          (v) intentionally omitted;

          (vi) the purchase cost for purchase of the Existing Inventory for the amount set forth on Schedule 2.3, totaling Eight Hundred Eighty Thousand United States Dollars ($880,000.00);


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                        (vii) the purchase cost for the Purchased Equipment
                designated on Schedule 1.2(d), in the amount of Twenty Five Thousand United States Dollars ($25,000.00);

                        (viii) the costs enumerated in Schedule 3.1(a)(viii)
                with respect to the development of certain products, totaling Thirteen Thousand United States Dollars ($13,000.00).

            (b) For the avoidance of doubt, the total Purchase Price shall be Ten Million Two Hundred Ninety Thousand Five Hundred Ninety-Eight United States Dollars ($10,290,598.00);

          3.2 Payment of Consideration. At Closing, in payment of the Purchase Price, Purchaser shall deliver to the Seller the certificates representing the Shares registered in the name of the Seller.

          3.3 Purchase Price Allocation. The consideration for the Purchased Assets shall be allocated by Purchaser and Seller pursuant to Schedule 3.3 and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Such allocation shall be used for all purposes, including preparation and filing of Internal Revenue Service Form 8594, if needed. Seller shall cooperate with Purchaser in filing this Form 8594, if needed. Neither Purchaser nor Seller shall take any position whether in audits, tax returns or otherwise which is inconsistent with such asset allocation.


                                   ARTICLE IV

                  THE CLOSING AND TRANSFER OF PURCHASED ASSETS

          4.1 Closing. The transfer of assets and assumption of liabilities contemplated by this Agreement (the "CLOSING") shall occur at the offices of Seller, 417 Fifth Avenue, New York, New York 10016, subsequent to the satisfaction of all conditions to Closing set forth in Article IX, at 5:30 p.m. on August 22, 2005 or at such other time or place as may be mutually agreed upon by the parties (the "CLOSING DATE"). Upon consummation, the Closing shall be deemed to take place as of the close of business on the Closing Date.

          4.2  Closing Deliveries. At the Closing:

                (a) Seller shall deliver to Purchase an officer's certificate to the effect that all of Seller's representations and warranties are true and correct in all material respects as if made at and as of the Closing and to the effect that Seller has fulfilled all of its agreements and covenants and has satisfied all Closing conditions to be performed by it;

                (b) Purchaser shall deliver to Seller an officer's certificate to the effect that all of Purchaser's representations and warranties are true and correct in all material respects as if made at and as of the Closing and to the effect that Purchaser has fulfilled all of its agreements and covenants and has satisfied all Closing conditions to be performed by it;


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          (f)  Seller shall deliver the documents required by Article IX.

     4.3 Further Assurances. At the Closing, the parties shall execute, acknowledge and deliver such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated by this Agreement. Specifically, at any time, from time to time following the Closing Date, at the request of Purchase and without further consideration, Seller shall execute and deliver such instruments of sale, transfer, conveyance and assignment to evidence Purchaser's rights to, and title in, the Purchased Assets. Seller will comply with Purchaser's reasonable requests to assist Purchaser in its efforts to effect transfer of the Humongous IP and register, protect and enforce Purchaser's right, title and interest in the Humongous IP. Any and all fees and expenses associated with the foregoing obligation of Seller shall be paid by Purchaser.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     5.1 Seller hereby represents and warrants to Purchaser, as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement, a "MATERIAL ADVERSE EFFECT" shall mean any effect which is materially adverse to the financial condition, the regulatory status or the legal liabilities of the Humongous IP, the Purchased Assets, or the Business. For purposes of this Agreement, the phrase "TO THE KNOWLEDGE OF SELLER" or other language of similar effect, shall mean to the actual knowledge of the persons listed on Schedule 5.0, after making due inquiry with respect thereto. Disclosure of an item in response to one section of this Agreement shall constitute disclosure in response to every section of this Agreement notwithstanding the fact that no express-cross-reference is made. Disclosure of any items not otherwise required to be disclosed shall not create any inference of materiality.

     5.2 Authority. Seller has the full right, power, and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated on its part hereby and thereby. All corporate acts required to be taken by Seller to authorize the execution and delivery of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken. This Agreement has been, and the agreements and other documents to be delivered by Seller at Closing will be, duly executed and delivered by Seller and will constitute lawful, valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. Seller is a corporation in good standing and validly existing under the laws of the State of Delaware.

     5.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement or each of the agreements and other documents to be delivered by Seller at Closing, nor the consummation by Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Seller, (b) require on the part of Seller any notice to or filing with, or any permit, authorization, consent or approval of, any court, administrative agency or commission, or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY"), (c) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Seller is a party or by which Seller is bound or to which any of its assets is subject; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets, including but not limited to all applicable tax, employment, pension, and environmental laws and regulations. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     5.4  Absence of Material Adverse Changes and Undisclosed Liabilities.

To the knowledge of Seller, since July 1, 2005, no Material Adverse Effect has occurred or arisen, nor has any event, condition or state of facts of any character occurred or arisen that could reasonably be expected to result in a Material Adverse Effect, including with respect to tax, environmental and employee benefit matters. For the avoidance of doubt, neither Seller's disclosure of its discontinuance of its operation of the Business nor the entry into or the performance of this Agreement shall constitute a Material Adverse Effect. Additionally, to the knowledge of Seller, since such date, Seller has not, except in the ordinary course of business:

          (a) sold, leased, transferred or assigned any material element of the Purchased Assets;

          (b) created or suffered to exist any Encumbrance upon any material element of the Purchased Assets; or

          (c) accelerated, terminated, modified or canceled any of the Development Agreements, League Licenses, or Preexisting Licenses.

     5.5  Title to Purchased Assets; Intellectual Property.

          (a) Except as otherwise set forth in this Agreement, Seller has good title in the Purchased Assets (except such property as has been disposed of in the ordinary course of business); Seller has the right to transfer the Purchased Assets to Purchaser; and at the Closing, Purchaser will receive, shall be the lawful owner of, and shall have good title to, all of the Purchased Assets free and clear of any Encumbrances (other than Encumbrances of a non-material nature). Each tangible Purchased Asset is in good operating condition and repair (reasonable wear and tear excepted).

          (b) Seller represents and warrants that (i) Seller is the true, lawful and sole owner of all right, title and interest in, or is duly licensed to use, the Humongous IP; and (ii) Seller delivers to Purchaser, either (x) good and marketable title, free and clear of all security interests, pledges, options, claims, liens, Encumbrances, and restrictions of any nature whatsoever to the Humongous IP (excluding the Putt Putt trademark, to the extent that such mark is encumbered by the June 25, 1993 "Licensing Agreement" with Putt-Putt Golf Courses of America, Inc.) or (y) perpetual, fully paid, worldwide rights to use all Humongous IP (excluding the Putt Putt trademark, to the extent that the rights conveyed hereunder to the Humongous IP are subject to the June 25, 1993 "Licensing Agreement" with Putt-Putt Golf Courses of America, Inc.) necessary for the lawful conduct of the Business as currently conducted and as currently proposed to be conducted, without any infringement or conflict with the rights of others, provided that any claim of infringement which is not a breach of the noninfringement representation set forth below shall not be deemed to be a breach of this subparagraph(b);

     (c) Seller represents and warrants that except as otherwise set forth in this Agreement, the Humongous IP (except the Putt Putt trademark, to the extent of applicable restrictions pursuant to the June 25, 1993 "Licensing Agreement" with Putt-Putt Golf Courses of America, Inc) consists solely of items and rights that are either (i) owned by Seller free and clear of all Encumbrances or (ii) rightfully used by Seller pursuant to a valid license, provided that any claim of infringement which is not a breach of the noninfringement representation set forth below shall not be deemed to be a breach of this subparagraph(c);

     (d) Seller represents and warrants that, upon transfer to Purchaser of the Humongous IP, Seller will not hold any interest in or any rights related to the Humongous IP, other than the licenses granted to Seller under Article II above, or as otherwise expressly set forth in this Agreement;

     (e) Seller represents and warrants that as of the Closing Date, to the knowledge of Seller, no other person or entity is infringing, violating or misappropriating any of the Humongous IP;

     (f) Seller represents and warrants that, to the knowledge of Seller, (i) none of the Catalogue Products or Humongous IP SKUs currently in production infringes or violates, or constitutes a misappropriation of, any intellectual property rights of any person or entity (ii) use of the Humongous IP in a Future Product does not and will not infringe or violate, or constitute a misappropriation of, any intellectual property rights of any person or entity,
(iii) it has no knowledge of any claims or potential claims against it or any third person relating to its proprietary rights in, or its use of, the Humongous IP and (iv) the conduct of the Business does not infringe upon or constitute a misappropriation in any material respect of the intellectual property rights or other proprietary rights of any person or entity;

     (g) Seller represents and warrants that as of the Closing Date, there exist no licenses or other agreements in which Seller has granted to third parties the right to use the Humongous IP, the existence of which shall have a material effect on Purchaser's rights hereunder to exploit any SKUs currently in development, or other future products using Humongous IP (collectively, the "FUTURE PRODUCTS") other than the Pre-Existing Licenses;

     (h) Seller represents and warrants that as of the Closing Date, Seller has not entered into other agreements, rights, licenses, or options in connection with the Future Products, or granted any rights to develop, publish, market, distribute or otherwise exploit unmade expansion packs, ports, sequels, mission disks, or any other derivative works based on the Humongous IP. Seller represents and warrants that it owes no liabilities, obligations, royalties, fees, or other payments to any person by reason of the ownership, development, use, license, sale or disposition of the Future Products, or any not-yet-fully developed expansion packs, ports, sequels, mission disks, or any other derivative works based on the Humongous IP.

     5.6 ADEQUACY. Seller represents and warrants that except as expressly provided otherwise in this Agreement (including but not limited to with respect to the existence of the HSBC Lien and contracts designated either as not assignable without consent or not yet signed in SCHEDULES 1.2(B) AND 1.6) and except for immaterial or insignificant assets, rights, contracts, permits, licenses and personal property without which Purchaser may continue without interruption exploiting the Future Products, the Purchased Assets constitute all of the properties, assets, rights, contracts, permits, and licenses (including all intellectual property) needed to carry out the activities for the exploitation of the Catalogue Products and Future Products (as of the Closing
Date).

     5.7 ASSIGNED CONTRACTS. Seller represents and warrants that the Assigned Contracts to which it is a party, are valid and in full force and effect and that Seller has not, nor to Seller's knowledge has any other party thereto, breached any material provisions thereof, entered into default in any material respect under the terms thereof, or failed to pay any amount due and owing thereunder, except as otherwise expressly set forth in this Agreement.

     5.8 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 5.8, (a) Seller is not engaged in or a party to or, to the knowledge of Seller, threatened with any action, suit or other legal proceeding involving the Purchased Assets, (b) Seller has no knowledge of any investigation threatened by any Governmental Entity with respect to the Purchased Assets or the Business, and (c) neither the Purchased Assets nor the Business is subject to any judgment, order, writ, injunction, stipulation or decree of any Governmental Entity.

     5.9 BROKERS' FEES. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

     5.10 FULL DISCLOSURE. Neither this Agreement nor any written statement, report or other document furnished or to be furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading. There is no fact known to Seller which has not been disclosed to Purchaser in writing that has a Materially Adverse Effect, or so far as Seller can reasonably foresee will or would have a Materially Adverse Effect.

     5.11  DISCLAIMER.  The representations and warranties set forth in this
Article V are the only representations and warranties made by Seller with respect to the Business and the Purchased Assets. Except as specifically set forth herein, Seller is selling the Purchased Assets to Purchaser "as is" and "where is" and with all faults, provided that nothing herein shall be deemed to limit, reduce, or restrict (i) Purchaser's rights with respect to any representation or warranty made by a counterparty in any of the Assigned Contracts and (ii) Seller's end-user warranty obligation in connection with any software games within the Existing Inventory. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO

EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. Seller makes no representation or warranty as to the accuracy or reliability of any forecasts or projections of revenues, sales, expenses or profits of the Business.


                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as set forth below.

     6.1 Authority. Purchaser has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate acts required to be taken by Purchaser to authorize the execution and delivery of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and the agreements and other documents to be delivered by Purchaser at Closing will be, duly executed and delivered by Purchaser and will constitute lawful, valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms.

     6.2 Noncontravention. Neither the execution and delivery by Purchaser of this Agreement or each of the agreements and other documents to be delivered by Purchaser at Closing, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Purchaser, (b) require on the part of Purchaser any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Purchaser is a party or by which Purchaser is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which, individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which, individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets.

     6.3 Due Organization. Purchaser is a corporation duly organized, in good standing and validly existing under the laws of the State of Delaware.

     6.4 Knowledge of Purchaser. Purchaser has no knowledge of any information which makes, or if known to Seller would make, any representation, warranty or covenant of Seller contained herein untrue. Purchaser has no knowledge of any facts or circumstances which would constitute a breach of any representation, warranty or covenant of Seller contained herein, or which would, with the passage of time or adequate notice or both, constitute such a breach, or which would entitle Purchaser to make a claim for indemnification under this Agreement. This paragraph shall not bind Purchaser or any successor to Purchaser if either (i) IESA does not beneficially own the majority of the shares or control the majority of the voting rights of the Purchaser or of the applicable successor to Purchaser, or
(ii) Infogrames Entertainment SA does not have the power to appoint a majority of the members of the Board of Directors of Purchaser or the applicable successor to Purchaser. For the purpose of this Agreement, knowledge of any employees of IESA as of the date hereof is deemed knowledge of the Purchaser.

     6.5 Purchaser's Business Investigation. Purchaser has conducted such investigation of the Business and the Purchased Assets as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Purchaser has reviewed all of the documents, records, reports, financial statements, and other materials identified in the Schedules hereto, and is familiar with the content thereof. Purchaser acknowledges that it has been given access to and has visited and examined the Purchased Assets and the premises of the Business and is familiar with the condition thereof. For the purpose of conducting these investigations, Purchaser has employed the services of its own agents, representatives, experts and consultants. In all matters affecting the condition of the Purchased Assets or the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Purchaser is relying upon the advice and opinion offered by its own agents, representatives, experts, consultants, employees and officers. All materials and information requested by Purchaser have been provided to Purchaser to Purchaser's satisfaction.

     6.6 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

     6.7 Capital Stock. The Purchaser has not issued or granted any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, that currently or upon the passage of time, the payment of money, or the occurrence of any other event, may require the Purchaser to issue any shares of its capital stock. There are no shares of common stock outstanding. When the Shares are issued and outstanding at Closing, they will be duly authorized, validly issued, fully paid and non-assessable and will be the only outstanding Stock of the Purchaser, except possible issuance of up to 10 Shares to Atari Interactive, Inc.

     6.8 Liability. The Purchaser has not, and prior to the Closing, the Purchaser will not, engage in any business or other activities, and has not incurred any liabilities, other than with regard to the negotiation and execution of this Agreement.

                                  ARTICLE VII

                              COVENANTS OF SELLER

     7.1 Interim Conduct of Business. From the date hereof until the Closing, Seller shall operate the Business in a manner which is reasonably consistent with past practice and in the ordinary course of its business, except as specifically provided herein, provided however that Seller shall not sell any of the Existing Inventory.

     7.2 No Interim Dispositions. Seller shall not sell, lease, distribute or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business.

     7.3 Access. From the date hereof through the Closing Date, following reasonable prior notice, Seller shall give Purchaser and its representatives reasonable access during the normal business hours of the Business and under reasonable circumstances to all properties and records of the Business and furnish Purchaser with all financial and other information in its possession relating to the Business and the Purchased Assets as Purchaser may from time to time reasonably request. Purchaser shall not contact any employee, customer, supplier, landlord or tenant of Seller without the prior written consent of an officer of Seller; Seller hereby consents to Purchaser contacting the following employees of the Business: George Saling, Robert Givnin and Erik Haldi.

     7.4 Records and Documents. Following the Closing Date, Seller shall grant to Purchaser and its representatives, at Purchaser's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents in Seller's possession related to the Business and/or the Purchased Assets as may be reasonably necessary for Purchaser's operation of the Business after the Closing and which do not constitute Purchased Assets.

     7.5 League Licenses. Seller shall use Commercially Reasonable Efforts to secure assignment to Buyer of the League Licenses promptly following the Closing, as further described in Section 1.6. Purchaser will bear any external costs in connection with such transfer, except the external attorney's expenses of Seller up to $5,000, if any. After Closing, Purchaser shall assume all of Seller's rights and obligations under all assigned League Licenses, excluding only the Excluded Liabilities.

     7.6 Lease Arrangements. Purchaser irrevocably agrees to enter the First-Floor Sublease and Seller shall enter into the lease agreement with Purchaser in order to sublease to Purchaser certain office space on the first floor of the premises currently occupied by the Business, as described and in accordance with the lease terms set forth in Schedule 7.6 (the "FIRST-FLOOR SUBLEASE"), provided that Seller receives permission (if such permission is required) from its landlord.

     7.7 Transfer of License. Seller shall cooperate reasonably with Purchaser, at Purchaser's cost with respect to out-of-pocked costs and expenses, to facilitate the assignment to Purchaser of the license agreement between Seller and Putt Putt Golf Courses of America, Inc., provided that such assignment shall not be a condition to Closing.

     7.8 Support. Commencing on the day after the Closing, Seller shall provide administrative support to Purchaser in respect of Purchaser's operation of the Business, at a monthly cost of $10,000.00 paid by Purchaser to Seller for monthly accounting and reporting, payroll support, and limited treasury reporting until May 31, 2006.

     7.9 Consummation. Subject to the terms and conditions provided herein, Seller agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms; except that this covenant shall not require Seller to make any payment or incur any economic burden not provided for herein.

     7.10 Payment of License Fees. Seller shall make timely fee payment, to the extent they are not already paid, of the license fees payable to Criterion Software in connection with the RenderWare Licenses and the license fees payable to Rad Game Tools in connection with the Rad Game Tools Licenses.

     7.11 Seller shall pay any and all costs associated with any Catalogue Products distributed by Seller and/or in field inventory as of the Closing Date, whenever incurred, including but not limited to returns, price protections and mark-downs.

     7.12 Release of HSBC Lien. Seller shall take such steps as are required if any after Closing in order to secure the termination of the HSBC Lien, as provided by and in accordance with the Liquidity Agreement between Seller, and Infogames Entertainment, SA of even date herewith.

     7.13 Intellectual Property Assignment. Seller shall execute and deliver to Purchaser (i) a Bill of Sale in substantially the form attached hereto as Exhibit A, (ii) one or more short form intellectual property assignment agreement(s) for filing and recordation of the assignments herein with the U.S. Copyright Office and the relevant trademark offices and authorities, in substantially the form attached hereto as Exhibit B, (iii) such other instruments of conveyance (such as assigned certificates or documents of title, assigned negotiable instruments and UCC termination statements) as Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to Purchaser of valid ownership of the Purchased Assets, and (iv) an instrument of assignment and assumption, in substantially the form attached hereto as Exhibit C (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), and such other instruments as Purchaser may reasonably request in order to effect the transfer to Purchaser of the Assigned Contracts.

     7.14 Obligations To Be Performed in the Future. Seller shall timely perform all of its obligations with respect to matters prepaid by Purchaser in connection with Closing, including (i) making and paying for the orders with manufacturers in accordance with Section 3.1(a)(ii), completion of the milestones for internally developed games paid for by Purchaser pursuant to
Section 3.1(a)(iii), completion of the QA services paid for by Purchaser pursuant to Section 3.1(a)(iv), and payment of the costs with respect to the development of certain products paid for by Purchaser pursuant to Section 3.1(a)(viii), if not already paid.

     7.15 Employees. Employment by Purchaser. Purchaser and Seller agree as follows:

            Purchaser anticipates that it will offer employment or consulting arrangements to certain of the current employees of Seller. Notwithstanding the foregoing, however, nothing in this Agreement shall to construed as a commitment or obligation of Purchaser to offer employment to, accept for employment, or otherwise continue the employment of, any of Seller's employees, or to continue the terms and conditions of employment previously provided to Seller's employees. Purchaser will consult on a reasonable and prompt basis with Seller with respect to any such hiring by Purchaser.

                                  ARTICLE VIII

                             COVENANTS OF PURCHASER

     8.1 Records and Documents. Following the Closing Date, Purchaser shall grant to Seller and its representatives, at Seller's reasonable request, reasonable access to and the right to make copies at its expense of those records and documents covering any period prior to the Closing related to the Business or the Purchased Assets as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes. If Purchaser elects to dispose of such records, Purchaser shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to take such records without further consideration.

     8.2 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Purchaser agrees that it will not disclose, nor will it permit any of its employees, agents or representatives to disclose, to any third party any non-public confidential information obtained from Seller in connection with this Agreement. If this Agreement is terminated without consummation of the transactions contemplated hereunder, promptly after termination, Purchaser shall destroy or return to Seller all such confidential information, including any copies, extracts or other reproductions in whole or in part. Such return or destruction shall be certified in writing to Seller by an authorized officer of Purchaser. The provisions of this Section 8.2 shall survive any termination of this Agreement.

     8.3 Consummation. Subject to the terms and conditions provided herein, Purchaser agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms, including maintaining any financing commitments related to funding the consideration for the Purchased Assets.

     8.4 Sale or License of Humongous IP. In the event, that, prior to December 31, 2005, Purchaser signs a binding agreement pursuant to which it sells or otherwise receives any consideration for the transfer of title to, or grants a long-term (i.e., at least five years) exclusive license of the right to sell products derived from any of the Humongous IP, or sells (or its parent company sells) a controlling interest in Purchaser (each a "QUALIFYING TRANSACTION"), Purchaser shall pay Seller fifty percent (50%) of all amounts or other consideration, net of taxes and in excess of $7,400,000 (excluding working capital transferred in such transaction) it receives in connection with such transaction (the "QUALIFYING PROCEEDS").

                                   ARTICLE IX

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Purchaser):

     9.1 Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of Seller contained herein shall be accurate in all material respects when made and as of the Closing Date (except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date)), except for such instances which do not result, and could not reasonably be expected to result in, in a Material Adverse Effect. Seller shall have, in all material respects, performed all obligations, covenants and agreements hereunder, except for such instances which do not result in, and could not reasonably be expected to have, a Material Adverse Effect. Seller shall have delivered an Officer's Certificate confirming the matters in each of the foregoing sentences; provided, however, that such certificate may disclose any facts or circumstances arising after the date hereof which would cause any representations and warranties to be incorrect or agreements or covenants to be unfulfilled and if Purchaser nevertheless decides to Close, the breach or failure shall be deemed cured and may not be relied upon by Purchaser to avoid any of its obligations hereunder, impose any liabilities or obligations upon Seller or otherwise recover from Seller with respect thereto.

     9.2 No Pending Action/Change of Law. No action, suit, proceeding or investigation before any Governmental Entity shall be pending or threatened wherein a unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded. No change of law shall have been effected which would make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transactions contemplated herein.

     9.3 Distribution Agreement. Seller shall have delivered the Distribution Agreement, as contemplated by Section 2.5.

                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

     10.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of Purchaser contained herein shall be accurate in all material respects when made and as of the Closing Date except for such instances which do not result, and could not reasonably be expected to result in, in a Material Adverse Effect. Purchaser shall in all material respects have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing except for such instances which do not result, and could not reasonably be expected to result in, in a Material Adverse Effect. Purchaser shall have delivered an Officer's Certificate confirming the matters set forth in each of the foregoing sentences; provided, however, that such certificate may disclose any facts or circumstances arising after the date hereof which would cause any representations and warranties to be incorrect or agreements or covenants to be unfulfilled and if Seller nevertheless decides to Close, the breach or failure shall be deemed cured and may not be relied upon by Seller to avoid any of its obligations hereunder, impose any liabilities or obligations upon Purchaser or otherwise recover from Purchaser with respect thereto.

      10.2 No Pending Action/Change in Law. No action, suit, proceeding or investigation before any Governmental Entity shall be pending or threatened wherein a unfavorable judgment, decree of order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded. No change of law shall have been effected which would make the transactions contemplated herein illegal or prohibit, restrict or substantially delay the consummation of the transactions contemplated herein.

                                   ARTICLE XI

                          SURVIVAL AND INDEMNIFICATION

      11.1 Survival. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing for a period of one year, and thereafter shall expire and be of no force or effect, provided however that the representations and warranties in Sections 5.9 and 5.10 shall survive until expiration of the statute of limitation period and the representations and warranties in Sections 5.2, 5.3 and 5.5 shall survive indefinitely. Any claim for indemnification that is asserted by written notice as provided in this Agreement within the survival period shall survive until resolved pursuant to a final non-appealable judicial determination or otherwise.

      11.2 Indemnification by Seller. Seller shall indemnify Purchaser and each of its officers, directors, agents, employees, other representatives, successor and assigns in respect of, and hold Purchaser harmless against, any and all Damages (as defined below) incurred or suffered by Purchaser resulting from or relating to any (a) third party claim alleging facts, which if true, would constitute a breach of, inaccuracy in, or failure in performance by Seller of any covenants, representation or warranty of Seller contained in this Agreement, including the Schedules hereto; (b) claim against Purchaser resulting from the Non-Assignable Contracts and/or Non-Assignable Preexisting Licenses;
(c) claim against Purchaser arising from the Excluded Liabilities; or (d) claim arising from the operation of the Business by Seller prior to the Closing. "DAMAGES" shall mean any and all monetary damages, fines, costs, fees, documented losses and expenses (including amounts paid in settlement, interest, court costs, reasonable costs of investigators, fees and expenses of outside attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

     11.3 Indemnification by Purchaser. Purchaser shall indemnify Seller and each of its officers, directors, agents, employees, other representatives, affiliates, successor and assigns in respect of, and hold it harmless against, any and all Damages incurred or suffered by Seller (a) resulting from or relating to any third party claim alleging facts, which if true, would constitute a breach of any covenants, representation or warranty of Purchaser contained in this Agreement or (b) arising from the Assumed Liabilities. IESA indemnity and guarantee needs to go into the French agreement.

     11.4 Indemnification Claims. An indemnified party shall give written notification to the indemnifying party of the commencement of any action covered by the foregoing indemnity. Such notification shall be given within 20 days after receipt by the indemnified party of notice of such action, and shall describe in reasonable detail (to the extent known by the indemnified party) the facts constituting the basis for such action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the indemnified party in so notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such action with counsel reasonably satisfactory to the indemnified party; provided that the indemnifying party may only assume control of such defense if it acknowledges in writing to the indemnified party that any damages, fines, costs or other liabilities that may be assessed against the indemnified party in connection with such action constitute damages for which the indemnified party shall be indemnified pursuant to the above indemnity. If the indemnifying party does not so assume control of the defense of such action, the indemnified party shall control such defense, with all Damages being paid by the indemnifying party.

     11.5 Threshold on Indemnification. Notwithstanding anything to the contrary which may be contained in this Agreement Seller shall not be required to make any payments pursuant to this Article XI, unless and until the aggregate amount of all claims of Purchaser pursuant to this Article XI shall exceed Five Hundred Thousand United States Dollars ($500,000.00) if Purchaser is majority owned by Infogrames Entertainment SA (or any of its subsidiaries) (collectively, "IESA") and Seven Hundred Thousand Dollars ($700,000.00) if Purchaser is not majority owned by IESA (the "THRESHOLD AMOUNT"), as to which Seller shall be responsible only for the excess over the Threshold Amount. Moreover, all indemnity obligations of Seller shall terminate three (3) years after the Closing, excluding Seller's indemnity obligations with respect Damages resulting from or relating to claims alleging facts, which if true, would constitute a breach of or inaccuracy in any of Sellers warranties with respect to the Humongous IP, as set forth in Section 5.5, which obligations shall survive indefinitely.

     11.6 Limitation of Certain Liability. Except in the case of indemnified claims, and except in the event of fraud, misrepresentation or the willful act or omission of a party, none of the parties shall be liable to the other for any special, incidental, punitive or consequential damages of any kind or nature whatsoever, relating to the Purchased Assets, this Agreement or the transactions contemplated hereby, including, without limitation, lost profits or lost goodwill and whether based on breach of any express or implied warranty, breach of contract, tort (for and including negligence) or strict liability, regardless of whether such party has been advised of the possibility of such damage or if such damage could have been reasonably foreseen.

                                  ARTICLE XII

                                  TERMINATION

     12.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

          (a) by the mutual written consent of Seller and Purchaser;

          (b) by Purchaser, if one or more of the conditions to the obligation of Seller to Close shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

          (c) by Seller, if one or more of the conditions to the obligation of Purchaser to Close shall have become incapable of fulfillment, and shall not have been waived by Seller; and

          (d) by Purchaser or Seller if the Closing shall have not occurred by September 2, 2005.

     12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach), provided, however, that the provisions of Section 8.2, Section 8.3, Section 11.3, Section 12.1 and this Section 12.2 shall survive termination of this Agreement.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

     13.1 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

     13.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission with confirming copy sent by overnight courier (such as Express Mail, UPS, Federal Express, etc.) and a delivery receipt obtained and addressed to the intended recipient as follows:

          (a)  If to Seller:
               Atari, Inc.
               417 Fifth Avenue, 8th Floor
               New York, NY 10016
                    Attention: Senior Vice President, Business and Legal Affairs
               Telephone No.: 212-726-6500
               Facsimile No.: 212-726-4239

          (b)  If to Purchaser:

                    Humongous, Inc.
                    c/o Atari Interactive, Inc.
                    417 5th Ave.
                    New York, NY 10016
                    Attention: Frederic Chesnais, Chief Executive Officer Telephone No.: 212-726-6500
                    Facsimile No.: 212-726-4239

         with a copy to "Contracts Administrator" at the same address.

Any party may change its address or add or change parties for receiving notice by written notice given to the others named above. Notices shall be deemed given as of the date or receipt.

     13.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby; provided that any transfer or similar taxes imposed on Purchaser and any recording, filing, permit fees payable in connection with the sale of the Purchased Assets and the transactions contemplated hereby shall be paid by Purchaser.

     13.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed via facsimile.

     13.5 Successors and Assigns: Beneficiaries. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. No party may assign any rights, benefits, duties or obligations under this Agreement without the prior written consent of the other party. No third party shall be entitled to enforce any provision hereof; and no third party is intended to benefit from this Agreement.

     13.6 Entire Agreement. This Agreement, the Distribution Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     13.7 Announcements. Seller or Purchaser may issue any press release or public announcement relating to the subject matter of this Agreement, subject to the prior written approval of the other party, not to be unreasonably withheld. Neither Purchaser nor Seller will disclose the financial terms of the Agreement to any third party; provided however, that the parties may disclose the financial and other terms of this Agreement, under the appropriate confidentiality protections, to their accountants and other advisors solely for the purpose of providing tax, accounting, or other services related to this Agreement or in connection with a financing or other similar transaction where such disclosure is reasonably required. Notwithstanding the foregoing, Seller or Purchaser may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other party and provide it with a copy of the proposed disclosure prior to making the disclosure).

     13.8 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court or competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     13.9 Governing Law; Jurisdiction. This Agreement shall be interpreted in accordance with the substantive laws of the State of New York applicable to contracts made and to be performed wholly within said State. All disputes, legal actions, suits and proceedings arising out of or relating to this Agreement shall be brought in a federal district or state court located in the State of New York. Each party hereby consents to the jurisdiction of the federal district or state court in the State of New York. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in the federal district or state court of the State of New York has been brought in an improper or inconvenient venue or forum.

     13.10 Other Rules of Construction. References in this Agreement to sections, schedules, attachments and exhibits are to sections of, and schedules, attachments and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "including" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.11 Authorship. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

     13.12 Cooperation in Litigation. From and after the Closing Date, each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the business of Seller or Purchaser prior to or after the Closing Date (other than litigation among the parties and/or their affiliates arising out the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents, for their time spent in such cooperation.





                                 **************

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

                                        ATARI, INC., as Seller

                                        By: /s/ Jeffrey B. Kempler
                                           ----------------------------------
                                           Name:  Jeffrey B. Kempler
                                           Title: Senior Vice President,
                                                  Business and Legal Affairs



Agreement for Purchase and Sale of Assets dated as of August 22, 2005.


                                        HUMONGOUS, INC., as Purchaser

                                        By: /s/ Kristina K. Pappa
                                           ----------------------------------
                                           Name:  Kristina K. Pappa
                                           Title: Secretary